Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CELL GENESYS, INC.

SATELLITE ACQUISITION CORPORATION

CALYDON, INC.

AND WITH RESPECT TO ARTICLES VII and IX ONLY

KENNETH SOCHA

AS SHAREHOLDER REPRESENTATIVE

AND

CHASE MANHATTAN BANK AND TRUST
COMPANY, NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of August 1, 2001

INDEX OF EXHIBITS AND SCHEDULES
Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B-1	Non-Competition Agreement
Exhibit B-2	Non-Solicitation Agreement
Exhibit C	Investment Representation Certificate
Exhibit D	Declaration of Registration Rights
Exhibit E	Sixth Amended and Restated Articles of Incorporation
Exhibit F	Surviving Corporation Articles of Incorporation
Exhibit G	Form of Warrant and Promissory Note Cancellation Agreement
Exhibit H	Form of Warrant Cancellation Agreement
Exhibit I	Form of Amendment to the Management Plan
Exhibit J	Form of Amendment to Severance Plan
Exhibit K	Form of Indemnification Agreement
Schedule	Description
Schedule 6.2(d)	Consents, Waivers, Approvals and Assignments

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER *

1.1 The Merger *

1.2 Effective Time *

1.3 Effect of the Merger *

1.4 Articles of Incorporation and Bylaws *

1.5 Directors and Officers *

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations *

1.7 Surrender of Stock Certificates *

1.8 No Further Ownership Rights in Company Common and Preferred Stock *

1.9 Lost, Stolen or Destroyed Stock Certificates *

1.10 Accounting and Tax Treatment *

1.11 Definitions *

1.12 Taking of Necessary Action; Further Action *

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY *

2.1 Organization of the Company *

2.2 Company Capital Structure *

2.3 Authority *

2.4 No Conflict *

2.5 Consents *

2.6 Company Financial Statements *

2.7 No Undisclosed Liabilities *

2.8 No Changes *

2.9 Tax Matters *

2.10 Restrictions on Business Activities *

2.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment *

2.12 Intellectual Property *

2.13 Agreements, Contracts and Commitments *

2.14 Interested Party Transactions *

2.15 Governmental Authorization *

2.16 Litigation *

2.17 Minute Books *

2.18 Brokers' and Finders' Fees; Third Party Expenses *

2.19 Employee Benefit Plan and Compensation *

2.20 Insurance *

2.21 Compliance with Laws *

2.22 Shareholder Loans *

2.23 Environmental Matters *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB *

3.1 Organization, Standing and Power *

3.2 Authority *

3.3 Parent Common Stock *

3.4 SEC Reports; Financial Statements *

3.5 No Undisclosed Liabilities *

3.6 No Changes *

3.7 Parent Capital Structure *

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME *

4.1 Conduct of Business of the Company *

4.2 No Solicitation *

ARTICLE V ADDITIONAL AGREEMENTS *

5.1 Registration Exemption and Shareholder Approval *

5.2 Access to Information *

5.3 Confidentiality *

5.4 Expenses *

5.5 Public Disclosure *

5.6 Consents *

5.7 Reasonable Efforts *

5.8 Notification of Certain Matters *

5.9 Additional Documents and Further Assurances *

5.10 Registration Statement on Form S-3 *

5.11 Statement of Expenses *

5.12 Termination of Severance Plans *

5.13 Termination of Company 401(k) Plans *

5.14 Statement of Indebtedness *

5.15 Credit for Service *

5.16 Indemnification of Directors and Officers *

5.17 Option Covenant *

5.18 The Management Plan *

5.19 The Severance Plan *

5.20 S-8 Registration *

ARTICLE VI CONDITIONS TO THE MERGER *

6.1 Conditions to Obligations of Each Party to Effect the Merger *

6.2 Conditions to the Obligations of Parent and Merger Sub *

6.3 Conditions to Obligations of the Company *

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW *

7.1 Survival of Representations, Warranties and Covenants *

7.2 Indemnification *

7.3 Escrow Arrangements *

7.4 Shareholder Representative *

7.5 Maximum Payments; Remedy *

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER *

8.1 Termination *

8.2 Effect of Termination *

8.3 Amendment *

8.4 Extension; Waiver *

ARTICLE IX GENERAL PROVISIONS *

9.1 Notices *

9.2 Interpretation *

9.3 Counterparts *

9.4 Entire Agreement; Assignment *

9.5 Severability *

9.6 Other Remedies *

9.7 Governing Law *

9.8 Rules of Construction *

9.9 Attorneys' Fees *

9.10 Time of Essence *

9.11 Third Party Beneficiaries *

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of August 1, 2001 by and among Cell Genesys, Inc., a Delaware corporation ("Parent"), Satellite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Calydon, Inc., a California corporation (the "Company"), and with respect to Article VII, Article VIII and Article IX hereof, Kenneth Socha (the "Shareholder Representative") and Chase Manhattan Bank and Trust Company, National Association, as Escrow Agent (the "Escrow Agent").

RECITALS

    The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") in accordance with the terms and provisions of this Agreement and, in furtherance thereof, have approved the Merger.
    Pursuant to the Merger, among other things, all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein.
    A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.
    Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company holding a sufficient number of shares of Common Stock and Preferred Stock to approve the principal terms of the Merger and amend the Company's Articles of Incorporation are entering into Voting Agreements, in the form attached hereto as Exhibit A (the "Voting Agreements"), with Parent and delivering Investment Representation Certificates.
    Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain employees of the Company are entering into Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibit B-1 (the "Non-Competition Agreements") and Non-Solicitation Agreements in the form attached hereto as Exhibit B-2 (the "Non-Solicitation Agreements.)
    Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, Perseus Capital L.L.C. shall have consented to the transactions contemplated hereby as required under the Company's Bridge Loan Agreement dated as of March 30, 2001 by and among Company, Perseus 2000, L.L.C., Perseus Capital, L.L.C. and the Other Lenders (as defined therein) (the "Bridge Loan").
    Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, (1) holders of Company Warrants issued pursuant to the Bridge Loan ("Bridge Warrants") and promissory notes issued pursuant to the Bridge Loan ("Bridge Notes") are each entering into an agreement to cancel the Bridge Notes and Bridge Warrants they hold in the form attached hereto as Exhibit G (the "Warrant and Promissory Note Cancellation Agreements") and delivering an Investment Representation Certificate and (2) Lease Management Services, Inc. is entering into an agreement to waive the notice provisions relating to the Merger in the Company Warrants it holds and cancel such Company Warrants in the form attached hereto as Exhibit H (the "Warrant Cancellation Agreements").
    Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, the beneficiaries of the Management Plan are each entering into an Amendment to the Management Plan and an Amendment to Severance Plan in the form attached hereto as Exhibit J and Exhibit K, respectively (the "Amendment to the Management Plan" and the "Amendment to the Severance Plan," respectively) and delivering Investment Representation Certificates.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER

  The Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Business Corporations Code ("California Law") and the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."
  Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Spear Street Tower, One Market, San Francisco, California, 94105, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger with the Secretary of State of the State of California (the "Agreement of Merger") and a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the applicable provisions of California Law and Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be specified in the Certificate of Merger, shall be referred to herein as the "Effective Time").
  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
  Articles of Incorporation and Bylaws.
    Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation in the form attached as Exhibit F shall be the articles of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in such articles of incorporation.
    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.
  Directors and Officers.
    Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
    Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
  Effect of Merger on the Capital Stock of the Constituent Corporations.
    Conversion of Company Capital Stock. At the Effective Time, each outstanding share of the Company Common and Preferred Stock (other than any Dissenting Shares and any shares of Company Capital Stock cancelled pursuant to Section 1.6(f) below) will be canceled and extinguished and converted automatically into the right to receive such number of shares of fully paid and non assessable Parent Common Stock equal to the Exchange Ratio, upon the terms and subject to conditions set forth in this Section 1.6 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VII hereof.
    Company Options. No options to purchase Common Stock will be assumed in connection with the Merger. Pursuant to Section 12(c) of the Plan, effective as of the Effective Time, the Plan and each outstanding option to purchase Common Stock issued thereunder shall terminate.
    Withholding Taxes. Any consideration payable to any Shareholder or holder of Bridge Notes pursuant to this Section 1.6 shall be subject to, and reduced by a number of shares of Parent Common Stock equal to the quotient obtained by dividing the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such Shareholder) in connection with the acquisition of Company common or preferred stock, conversion of accrued interest due under or otherwise in connection with the Bridge Notes, upon the exercise of Company Options, upon the lapsing of repurchase rights in respect of shares of Company Common or Preferred Stock, or upon payment of a bonus in the form of Company Common or Preferred Stock, if any, to such Shareholder, by the Trading Price.
    Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such share of common stock of the Surviving Corporation.
    Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Preferred Stock or Bridge Notes or a beneficiary under the Amendment to the Management Plan or Amendment to the Severance Plan who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Trading Price.
    Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock shall be canceled and extinguished without any conversion thereof.
    Adjustments to Exchange Ratio. Parent, Merger Sub and the Company hereby acknowledge and agree that the Exchange Ratio has been determined based upon the representations and warranties of the Company set forth in Section 2.2 hereof and upon Section 6.2(f)(iii) hereof. Accordingly, (i) in the event that the representations and warranties of the Company set forth in Section 2.2 hereof shall be determined to be inaccurate in any respect prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted such that the aggregate number of shares of Parent Common Stock issuable pursuant to the Merger shall not exceed the aggregate number of shares of Parent Common Stock that otherwise would have been issuable pursuant the Merger had such representations and warranties been accurate and (ii) in the event that consideration to holders of Company Warrants is required to satisfy Section 6.2(f)(iii) hereof, the Exchange Ratios of the Junior Preferred shall be appropriately reduced (pro rata based on the proportion that the aggregate number of shares of Parent Common Stock to be issued to the holders of a series of Junior Preferred bears to the aggregate number of shares of Parent Common Stock to be issued to the holders of all Junior Preferred; for purposes of calculating such decrease in each of the Exchange Ratios relating to the Junior Preferred, the number of shares of each series of Junior Preferred outstanding shall be as specified in the Company Disclosure Schedule) by such amount as is required to reduce the number of shares of Parent Common Stock received by the Junior Preferred, in the aggregate, by the number of shares of Parent Common Stock constituting such consideration or, if such consideration is paid in cash, by the number of shares of Parent Common Stock equal to the quotient obtained by dividing the dollar amount of such consideration by the Trading Price. The Exchange Ratio shall also be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or general distribution of securities convertible into or exchangeable for Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.
    Dissenters' Rights. Any Dissenting Shares shall not be converted into the right to receive Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Company agrees that, except with the prior written consent of Parent it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions of California Law). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such Shareholder of certificate or certificates representing such shares of Company Capital Stock, the number of shares of Parent Common Stock, if any, to which such Shareholder would otherwise be entitled under this Section 1.6 less the number of shares allocable to such Shareholder that have been deposited in the Escrow Fund (as defined in Section 7.3(a) below) in respect of such shares of Parent Common Stock pursuant to Article VII hereof.
    Sufficient Reserved Shares. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 1.6.
    Treatment of Bridge Notes. At the Effective Time, each outstanding Bridge Note shall be canceled and extinguished and be converted automatically into the right to receive such number of fully paid and non assessable shares of Parent Common Stock equal to the quotient obtained by dividing (i) the amount of principal and interest outstanding under such Bridge Note as of the Effective Time by (ii) the Trading Price.
    Company Warrants. At the Effective Time, each outstanding Company Warrant shall be canceled and extinguished.
  Surrender of Stock Certificates.
    Exchange Agent. The Equiserve Trust Company, N.A. shall serve as the exchange agent (the "Exchange Agent") for the Merger.
    Parent to Provide Parent Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Preferred Stock and Bridge Notes; provided that, on behalf of the Merger Shareholders, Parent shall deposit into the Escrow Fund the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable to the Merger Shareholders pursuant to Section 1.6. Each Merger Shareholder shall be deemed to have contributed his or her Pro Rata Portion of the Escrow Amount to the Escrow Fund. Promptly after the Effective Time, Parent shall also make available to the Exchange Agent for exchange in accordance with this Article I, cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g) hereof, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws.
    Exchange Procedures. On or promptly after the Effective Time, the Shareholders will surrender the certificates representing their Company Common and Preferred Stock (the "Stock Certificates") to the Exchange Agent for cancellation and the holders of Bridge Notes will surrender the Bridge Notes marked "cancelled" to the Exchange Agent, together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of a Stock Certificate for cancellation or a Bridge Note marked "cancelled" to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.6 hereof, the holder of such Stock Certificate or Bridge Note marked "cancelled" shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of whole shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.6 hereof (less, in the case of a holder of a Stock Certificate, the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.7(b) above and Article VII hereof), and the Stock Certificate or Bridge Note so surrendered shall be canceled. Until so surrendered, each outstanding Stock Certificate or Bridge Note will be deemed from the Effective Time and for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which the shares of Company Common and Preferred Stock or outstanding principal and interest evidenced thereby shall have been so converted.
    Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Stock Certificate or Bridge Note with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate or Bridge Note marked "cancelled". Subject to applicable law, following surrender of any such Stock Certificate or Bridge Note marked "cancelled", there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
    Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or delivery thereof that the Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
    No Liability. Notwithstanding anything to the contrary in this Section 1.7 hereof, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common or Preferred Stock or Bridge Notes for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
    Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence only on the date of such loss.
  No Further Ownership Rights in Company Common and Preferred Stock.  The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Preferred Stock and Bridge Notes and cancellation of Common Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common and Preferred Stock and Bridge Notes, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common and Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Bridge Notes are presented to the Surviving Corporation for any reason, they shall be canceled and, in the case of Stock Certificates evidencing Preferred Stock and Bridge Notes, exchanged as provided in this Article I.
  Lost, Stolen or Destroyed Stock Certificates.  In the event any Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Merger Shareholder who is the owner of such lost, stolen or destroyed Stock Certificates to deliver a bond in such amount as Parent may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.
  Accounting and Tax Treatment.  It is intended by the parties hereto that the Merger shall be accounted for using the purchase method of accounting under GAAP. No party has made any representation or warranty to any other party as to the tax consequences of the Merger or the other transactions contemplated hereby. All parties are relying on their own tax counsel with respect to such tax consequences.
  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Affiliate" shall have the meaning specified in Section 2.19 hereof.

  "Agreement" shall have the meaning specified in the first paragraph hereof.

  "Agreement of Merger" shall have the meaning specified in Section 1.2 hereof.

  "Basket Amount" shall have the meaning specified in Section 7.3(a) hereof.

  "Bridge Loan" shall have the meaning specified in Recital F hereof.

  "Bride Note" shall have the meaning specified in Recital F hereof.

  "Bridge Warrant" shall have the meaning specified in Recital F hereof.

  "California Law" shall have the meaning specified in Section 1.1 hereof.

  "Certificate of Merger" shall have the meaning specified in Section 1.2 hereof.

  "Closing" shall have the meaning specified in Section 1.2 hereof.

  "Closing Date" shall have the meaning specified in Section 1.2 hereof.

  "COBRA" shall have the meaning specified in Section 2.19 hereof.

  "Code" shall have the meaning specified in Section 1.10 hereof.

  "Company" shall have the meaning specified in the first paragraph hereof.

  "Company Authorizations" shall have the meaning specified in Section 2.15 hereof.

  "Company Capital Stock" shall mean each outstanding share capital stock of the Company.

  "Company Common Stock" shall mean shares of common stock, no par value, of the Company.

  "Company Disclosure Schedule" shall have the meaning specified in Article II hereof.

  "Company Employee Plan" shall have the meaning specified in Section 2.19 hereof.

  "Company 401(k) Plan" shall have the meaning specified in Section 5.13 hereof.

  "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to Company or any of its Subsidiaries.

  "Company Options" shall mean all issued and outstanding options to purchase shares of Company Common Stock (whether or not vested) held by any person or entity.

  "Company Products" shall have the meaning specified in Section 2.12(b) hereof.

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or as to which the relevant registration documents have been filed in the name of, Company or any of its Subsidiaries.

  "Company Warrant" shall mean a warrant issued by the Company.

  "Company Shareholders' Meeting" shall have the meaning specified in Section 5.1(d) hereof.

  "Confidential Disclosure Agreement" shall have the meaning specified in Section 5.3 hereof.

  "Conflict" shall have the meaning specified in Section 2.4 hereof.

  "Contract" shall have the meaning specified in Section 2.4 hereof.

  "Current Balance Sheet" shall have the meaning specified in Section 2.6 hereof.

  "Customer Information" shall have the meaning specified in Section 2.11(c) hereof.

  "Debt" shall mean liabilities of the type required to be disclosed in the liabilities column of a balance sheet of Company prepared in accordance with GAAP other than (i) the Bridge Notes reflected on the balance sheet of the Company as of June 30, 2001, (ii) payments under the Amendment to the Management Plan and the Amendment to Severance Plan in the forms attached hereto as Exhibit J and Exhibit K, respectively, and (iii) Estimated Third Party Expenses.

  "Delaware Law" shall have the meaning specified in Section 1.1 hereof.

  "Dissenting Shareholder" shall have the meaning specified in Section 1.6(h) hereof.

  "Dissenting Shares" shall mean shares of Company Capital Stock held by a holder who has exercised dissenters' rights in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights.

  "DOL" shall have the meaning specified in Section 2.19 hereof.

  "Effective Time" shall have the meaning specified in Section 1.2 hereof.

  "Employee" shall have the meaning specified in Section 2.19 hereof.

  "Employment Agreement" shall have the meaning specified in Section 2.19 hereof.

  "Environmental Law" shall have the meaning specified in Section 2.23 hereof.

  "Environmental Permit" shall have the meaning specified in Section 2.23 hereof.

  "Equipment" shall have the meaning specified in Section 2.11(b) hereof.

  "ERISA" shall have the meaning specified in Section 2.19 hereof.

  "Escrow Agent" shall have the meaning specified in the first paragraph hereof.

  "Escrow Amount" shall mean an amount of Parent Common Stock equal to the sum of (1) ten percent (10%), as adjusted pursuant to Section 7.3(a) hereof, of the aggregate number of shares of Parent Common Stock to be issued in the Merger (such 10% amount, as adjusted, the "General Escrow Amount") and (2) ten percent (10%) of the aggregate number of shares of Parent Common Stock to be issued in the Merger (such 10% amount the "Dissenters Rights Escrow Amount").

  "Escrow Fund" shall have the meaning specified in Section 7.3(a) hereof.

  "Escrow Termination Period" shall have the meaning specified in Section 7.3(b) hereof.

  "Estimated Third Party Expenses" shall mean the amount of Third Party Expenses payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

  "Exchange Agent" shall have the meaning specified in Section 1.7(a) hereof.

  "Exchange Ratio" shall mean with respect to the Company Common Stock, 0 (zero), with respect to the Series A Preferred Stock of Company, 0.0163, with respect to Series A-1 Preferred Stock of Company, 0.0383, with respect to the Series B Preferred Stock of Company, 0.0323, with respect to the Series B-2 Preferred Stock of Company, 0.0760, with respect to Series C Preferred Stock of Company, 0.0907 with respect to the Series C-2 Preferred Stock of Company, 0.2134, with respect to the Series D Preferred Stock of Company, 0.1603, with respect to the Series D-2 Preferred Stock of Company, 0.3772, as adjusted pursuant to Section 1.6(g); provided however, that in the event that, as of the Closing, the number of shares of Parent Common Stock to be issued pursuant to the terms of the Amendment to the Management Plan, is reduced pursuant to such Amendment to the Management Plan, then the Exchange Ratios with respect to each of the Series A, Series B, Series C and Series D Preferred Stock of the Company (the "Junior Preferred") shall be increased (pro rata based on the proportion that the aggregate number of shares of Parent Common Stock to be issued to the holders of a series of Junior Preferred bears to the aggregate number of shares of Parent Common Stock to be issued to the holders of all Junior Preferred; for purposes of calculating such increase in each of the Exchange Ratios relating to the Junior Preferred, the number of shares of each series of Junior Preferred outstanding shall be as specified in the Company Disclosure Schedule) by such amount as is required for an additional number of shares of Parent Common Stock equal to the aggregate number of "Cutback Shares" (as defined in the Amendment to the Management Plan) under the Amendment to the Management Plan to be issued to the Junior Preferred.

  "FICA" shall have the meaning specified in Section 2.9(b)(ii) hereof.

  "Financials" shall have the meaning specified in Section 2.6 hereof.

  "FMLA" shall have the meaning specified in Section 2.19 hereof.

  "FUTA" shall have the meaning specified in Section 2.9(b)(ii) hereof.

  "GAAP" shall mean United States generally accepted accounting principles consistently applied.

  "Governmental Entity" shall have the meaning specified in Section 2.5 hereof.

  "Hazardous Material" shall have the meaning specified in Section 2.23 hereof.

  "Indemnified Parties" shall have the meaning specified in Section 7.2 hereof.

  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign issued patents and patent applications and all reissues, divisions, renewals, extensions, re-examinations, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, technology, compositions of matter, organic and inorganic compounds, natural products and extracts or fractions thereof, cells and cell lines, DNA and RNA molecules, plasmids, proteins, peptides, organisms, genetically altered species, viruses, cell products and cloned DNA and other biological materials, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) mask works, all rights to all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

  "International Employee Plan" shall have the meaning specified in Section 2.19 hereof.

  "Investment Representation Certificate" shall have the meaning specified in Section 5.1(c).

  "IRS" shall have the meaning specified in Section 2.19 hereof.

  "Liens" shall have the meaning specified in Section 2.9(b)(vii) hereof.

  "Loss" shall have the meaning specified in Section 7.2 hereof.

  "Management Plan" shall mean the Company's Management Incentive and Retention Plan.

  "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of the Company and its subsidiaries, taken as a whole (except for those changes, events and effects that are caused by (i) conditions resulting from the announcement or the pendency of the Merger, (ii) conditions affecting the United States economy as a whole, (iii) conditions affecting the industry in which Company competes as a whole, (iv) changes in GAAP, or (v) Company's budgeted continued operating loss).

  "Merger" shall have the meaning specified in Recital A hereof.

  "Merger Shareholder" shall mean a Shareholder who is entitled to receive Parent Common Stock in the Merger.

  "Merger Sub" shall have the meaning specified in the first paragraph hereof.

  "Multiemployer Plan" shall have the meaning specified in Section 2.19 hereof.

  "New Shares" shall have the meaning specified in Section 7.3(c)(ii) hereof.

  "Non-Competition Agreements" shall have the meaning specified in Recital E hereof.

  "Non-Solicitation Agreements" shall have the meaning specified in Recital E hereof.

  "Offering Circular" shall have the meaning specified in Section 5.1(e) hereof.

  "Officer's Certificate" shall have the meaning specified in Section 7.3(d)(i) hereof.

  "Parent" shall have the meaning specified in the first paragraph hereof.

  "Parent Common Stock" shall mean unregistered shares of the common stock, par value $0.001 per share, of Parent.

  "Parent Disclosure Schedule" shall have the meaning specified in Article III hereof.

  "Parent Material Adverse Effect" shall have the meaning specified in Section 3.1 hereof.

  "Parent Option" shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.6(b) hereof in connection with the assumption of a Company Option.

  "Pension Plan" shall have the meaning specified in Section 2.19 hereof.

  "Plan" shall mean the Company's 1994 Incentive Stock Plan.

  "Preferred Stock" shall mean the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series D-2 Preferred Stock of the Company.

  "Pro Rata Portion" shall mean with respect to each Merger Shareholder an amount equal to the quotient obtained by dividing (x) the number of shares of Parent Common Stock to be received by such Merger Shareholder in the Merger, by (y) the aggregate number of shares of Parent Common Stock to be issued in the Merger by Parent.

  "PTO" shall have the meaning specified in Section 2.12(a) hereof.

  "Registered Intellectual Property" shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority in any jurisdiction of any country in the world.

  "Related Agreements" shall have the meaning specified in Section 2.3 hereof.

  "Remaining Portion" shall have the meaning specified in Section 7.3(b) hereof.

  "Returns" shall have the meaning specified in Section 2.9(b)(i) hereof.

  "Rule 506 Documents" shall have the meaning specified in Section 5.1(e) hereof.

  "Rule 506 Information Statement" shall have the meaning specified in Section 5.1(e) hereof.

  "Sixth Amended and Restated Articles of Incorporation" shall mean the Articles of Incorporation of the Company in the form attached as Exhibit I hereto.

  "SEC Reports" shall have the meaning specified in Section 3.4 hereof.

  "Severance Plan" shall mean the Company's Executive Change in Control Severance Plan.

  "Shareholder" shall mean each holder of Company Common Stock or Preferred Stock immediately prior to the Effective Time.

  "Shareholder Representative" shall have the meaning specified in the first paragraph hereof.

  "Statement of Expenses" shall have the meaning specified in Section 5.11 hereof.

  "Stock Certificates" shall have the meaning specified in Section 1.7(c) hereof.

  "Surviving Corporation" shall have the meaning specified in Section 1.1 hereof.

  "Tax" shall have the meaning specified in Section 2.9(a) hereof.

  "Third Party Expenses" shall have the meaning specified in Section 5.4 hereof.

  "Trading Price" shall mean $18.56.

  "Voting Agreements" shall have the meaning specified in Recital D hereof.

  Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) (the disclosure contained in each section shall be deemed to be disclosed and incorporated by reference in each of the other sections as though fully set forth in such other sections for which the applicability of such disclosure is reasonably apparent on the face of such disclosure) supplied by the Company to Parent (the "Company Disclosure Schedule") and dated as of the date hereof as follows.

  Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
  Company Capital Structure.
    As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Company Disclosure Schedule. The Company Common and Preferred Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule. All outstanding shares of Company Common and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common and Preferred Stock. The Company has no other capital stock authorized, issued or outstanding.
    Except for the Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,811,870 shares of Company Common Stock for issuance to employees, contract workers and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which 1,383,159 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. Section 2.2(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, including the extent vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. A copy of each outstanding Company Option agreement, including the domicile address of each holder of an outstanding Company Option and the vesting schedule of each such option, has been previously provided to Parent.
    Except for the Company Options and warrants to purchase 151,079 shares of Company Common Stock and as disclosed in Section 2.2(c) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement or allowing the Company to repurchase any shares of the capital stock of the Company. Section 2.2(c) of the Company Disclosure Schedule sets forth for each outstanding warrant to purchase Company Common Stock the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such warrant and the exercise price of such warrant. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.
  Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined in this Section 2.3) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For all purposes of this Agreement, the term "Related Agreements" shall mean the Voting Agreements, the Declaration of Registration Rights, Certificate of Merger and the Agreement of Merger.
  No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and collectively the "Contracts") to which the Company or any of its properties or assets (including intangible assets), is subject, other than Contracts where such Conflict would not individually or in the aggregate have a Material Adverse Effect or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both other than any such breach, violation or default that individually or in the aggregate would not have, individually or in the aggregate, a Material Adverse Effect. Each Contract is in full force and effect and the Company is not subject to any default thereunder, nor to the knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
  Consents.  To the Company's knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company, is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California and the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party that, individually or in the aggregate, would not constitute a Material Adverse Effect.
  Company Financial Statements.  Section 2.6 of the Company Disclosure Schedule sets forth the Company's audited financial statements as of December 31, 2000 and for the fiscal year then ended, and the Company's unaudited balance sheet as of June 30, 2001 and related unaudited statements of income, cash flow and shareholders' equity for the six (6) month period ended June 30, 2001 (the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP, except as disclosed therein, consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that such unaudited financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited balance sheet as of June 30, 2001 is referred to hereinafter as the "Current Balance Sheet."
  No Undisclosed Liabilities.  The Company has no liability, indebtedness, or obligation of the type required to be disclosed in the liabilities column of a balance sheet of the Company prepared in accordance with GAAP except for liabilities reflected in the Financials, or liabilities that have arisen in the ordinary course of business consistent with past practices since December 31, 2000.
  No Changes.  Since June 30, 2001, there has not been, occurred or arisen any:
    transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
    amendments or changes to the articles of incorporation or bylaws of the Company;
    capital expenditure or commitment by the Company exceeding $10,000 individually or in the aggregate;
    payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
    destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);
    claim of wrongful discharge or other unlawful labor practice or action or any attempt to unionize employees;
    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
    change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
    revaluation by the Company of any of its assets;
    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common or Preferred Stock, or any split, combination or reclassification in respect of any shares of Company Common or Preferred Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common or Preferred Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common or Preferred Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;
    increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, contract workers or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
    any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound involving an obligation in excess of $10,000 or any termination, extension, amendment or modification the terms of any such agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;
    sale, lease, license or other disposition of any of the material assets or material properties of the Company or any creation of any security interest in such material assets or material properties;
    loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees or contract workers for travel and business expenses in the ordinary course of business consistent with past practices;
    waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
    the commencement, settlement, notice or, to the knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
    notice of any claim or potential claim (i) of ownership by any person other than the Company of the Company Intellectual Property or (ii) of infringement by the Company of any other person's Intellectual Property;
    issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise thereof;
    (i) sale or license of any Company Intellectual Property or agreement by the Company with respect to the Company Intellectual Property with any person or entity, or with respect to the Intellectual Property of any person or entity which is not Company Intellectual Property, or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement with a third party with respect to the development of any Intellectual Property by such third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons or entities who have licensed Intellectual Property to the Company;
    agreement or modification to any existing agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;
    any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company; or
    agreement by the Company or any officer, employees or contract worker on behalf of the Company to do any of the things described in the preceding clauses (a) through (u) of this Section 2.8 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
  Tax Matters.
    Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
    Tax Returns and Audits.
      As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.
      As of the Effective Time, the Company (A) will have paid all Taxes it is required to pay, and, will have withheld with respect to its employees and contract workers all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all unpaid Taxes attributable to the periods preceding the date of the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing on the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.
      The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
      No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.
      The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.
      The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.
      There are (and immediately prior to the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.
      The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
      None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.
      The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.
      The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.
      The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.
      No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company, informally by any tax authority to the Company or any representative thereof.
      The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
    Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee, former employee or contract worker of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee, former employee or contract worker of the Company, which, individually or collectively, could give rise to the payment by the Company of any amount pursuant to a plan described in Section 401(a) of the Code that would not be deductible by Company pursuant to Section 404 of the Code.
  Restrictions on Business Activities.  To the Company's knowledge, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
  Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.  The Company owns no real property nor has it ever owned any real property. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).
    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such imperfections of title, restrictive covenants and encumbrances, if any, which do not materially interfere with the value or interfere with the present use of the property subject thereto or affected thereby, and (iv) Liens that are created or arise in the ordinary course of business.
    Each material item of equipment (the "Equipment") owned or leased by the Company is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
    The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.
  Intellectual Property.
    Section 2.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property.
    Section 2.12(b) of the Company Disclosure Schedule sets forth a complete and accurate list (by name and where applicable, version number) of all products or service offerings (including related software, if any) of Company or any of its Subsidiaries ("Company Products") that have been distributed or provided since Company's inception or which Company or any of its Subsidiaries currently intends to distribute or provide in the future, including any products or service offerings currently under development.
    Company has no knowledge of any facts or circumstances that would render any of Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.
    To the knowledge of the Company, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.
    Except for Company Registered Intellectual Property registrations which have been abandoned by the Company and are disclosed in Section 2.12(e) of the Company Disclosure Schedule, with respect to each material item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Company Registered Intellectual Property.
    Section 2.12(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all actions that are required to be taken by Company within ninety (90) days after the date hereof with respect to any of Company Registered Intellectual Property.
    Company or its Subsidiaries either own and have good and exclusive title to, or have a valid license to use, each material item of Company Intellectual Property free and clear of any lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company or its Subsidiaries is the exclusive owner of all trademarks and trade names (other than trademarks and trade names licensed to Company) used in connection with the operation or conduct of the business of Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by Company or its Subsidiaries; and (ii) Company or its Subsidiaries own exclusively, and have good title to, or have a valid license to use, all copyrighted works that are Company Products or which Company or any of its Subsidiaries otherwise purports to own or license; and (iii) to the extent that the use, manufacture, sale or importation of any Company Product infringes any Patent, Company or its Subsidiaries is the owner of exclusive licenses of such Company Product.
    Except set forth in Section 2.12(h) of the Company Disclosure Schedule, all Company Intellectual Property (other than off-the-shelf commercial software) will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.
    To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its Subsidiaries or is incorporated into any of Company Products, Company or its Subsidiaries have a written agreement with such third party with respect thereto and Company or its Subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.
    With the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Intellectual Property used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by Company was written and created solely by either (i) employees of Company acting within the scope of their employment or (ii) by third parties who have irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company, and no third party owns or has any rights to any of Company Intellectual Property.
    All employees of Company have entered into valid and binding written agreements with Company assigning to Company all of their rights, title and interest in and to all Intellectual Property created by such employee in the scope of his or her employment with Company.
    No person who has licensed any Intellectual Property to Company has ownership rights or license rights to improvements made by or for Company in such Intellectual Property.
    Neither Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the conduct of Company's business as currently conducted and anticipated to be conducted, to any third party, or permitted Company's rights in such material to the conduct of Company's business as currently conducted and anticipated to be conducted to lapse or enter the public domain.
    Section 2.12(n) of the Company Disclosure Schedule lists all material contracts, licenses and agreements to which Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Company.
    All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its Subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation and its subsidiaries will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its Subsidiaries would otherwise be required to pay.
    Except as set forth on Section 2.12(p) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in: (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them; (ii) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.
    The operation of the business of Company as it currently is conducted or, to the knowledge of Company, as it is currently contemplated to be conducted by Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products (including products, technology or services currently under development) has not misappropriated or, to its knowledge, infringed, and to its knowledge, does not and will not, when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Company infringes or misappropriates any Intellectual Property right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company have knowledge of any basis therefor).
    Except as set forth on Section 2.12(r) of the Company Disclosure Schedule, Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of Company as it currently is conducted, and, to the knowledge of Company, as it is currently planned or contemplated to be conducted by Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).
    To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.
    Each of Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.
  Agreements, Contracts and Commitments.  As of the date of this Agreement, the Company is not a party to nor is it bound by:
      any employment or consulting agreement, contract or commitment with an employee, contract worker or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;
      any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
      any fidelity or surety bond or completion bond;
      any lease of personal property having a value in excess of $10,000 individually or in the aggregate;
      any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or in the aggregate;
      any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;
      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
      any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or in the aggregate;
      any construction contracts;
      any dealer, distribution, joint marketing or development agreement;
      any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or
      any other agreement, contract or commitment that involves $10,000 individually or in the aggregate or more and is not cancelable without penalty within thirty (30) days.
  Interested Party Transactions.  No officer, director or, to the knowledge of the Company, Shareholder of the Company (nor their immediate family, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.14.
  Governmental Authorization.  Each consent, license, permit, grant or other authorization which is material to the Company's business and (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company. The Company Authorizations are in full force and effect.
  Litigation.  Section 2.16 of the Company Disclosure Schedule describes any action, suit, claim or proceeding of any nature pending or to the knowledge of Company threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors. There is no action, suit, claim or proceeding of any nature pending or to the knowledge of the Company threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the knowledge of the Company is there any reasonable basis therefor that would constitute, individually or in the aggregate, a Material Adverse Effect. There is no investigation or other proceeding pending or to the knowledge of the Company threatened, against the Company, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity that would constitute; individually or in the aggregate, a Material Adverse Effect. No Governmental Entity has challenged the legal right of the Company to conduct its operations as presently conducted or as presently contemplated to be conducted.
  Minute Books.  The minutes of the Company made available to counsel for Parent contain accurate summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.
  Brokers' and Finders' Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.18 of the Company Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4 hereof) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.
  Employee Benefit Plan and Compensation.  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

  "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

  "DOL" shall mean the United States Department of Labor.

  "Employee" shall mean any current or former employee, contract worker, consultant or director of the Company or any Affiliate.

  "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

  "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

  "IRS" shall mean the United States Internal Revenue Service.

  "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

  "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    Schedule. Section 2.19(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement under each Company Employee Plan or Employee Agreement. The Company has no plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.
    Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.
    Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under, is not in material default or material violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and is in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than liabilities accrued on Company's balance sheet as of June 30, 2001 and other than ordinary course of business expenses associated with any Company Employee Plan from June 30, 2001 to immediately prior to the Effective Time). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
    No Pension Plan. Neither the Company nor any other Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
    Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.
    No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.
    Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.
    Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as expressly required by this Agreement.
    Employment Matters. The Company, in all material respects: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, including all applicable laws of foreign jurisdictions where the Company has Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the knowledge of the Company threatened, or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.
    International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.
  Insurance.  Section 2.20 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, contract workers, officers and directors of the Company or any Affiliate. To the Company's knowledge, there is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of threatened termination of, or premium increase with respect to, any of such policies.
  Compliance with Laws.  The Company has complied with, in all material respects, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
  Shareholder Loans.  No Shareholder has outstanding loans from the Company.
  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither Company, to its knowledge, nor any Company Subsidiary, to its knowledge, has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law. For purposes of this Agreement, "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof. "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. "Hazardous Material" shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Parent and Merger Sub to the Company (the "Parent Disclosure Schedule") and dated as of the date hereof and as disclosed in Parent's SEC Reports, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

  Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Delaware Law. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole (except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Parent competes as a whole, (iii) conditions resulting from the announcement or the pendency of the Merger, (iv) any decline in Parent's stock price or (v) any failure by Parent to meet analyst expectations) (a "Parent Material Adverse Effect").
  Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to stockholder approval. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
  Parent Common Stock.  The Parent Common Stock to be issued in the Merger has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
  SEC Reports; Financial Statements.  Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC on or after December 31, 1999 (the "SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since December 31, 1999. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with the published rules and regulations of the SEC and U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which are not material in the aggregate.

  No Undisclosed Liabilities.  Parent has no liability, indebtedness, obligation, of the type required to be disclosed in the liabilities column of a balance sheet of Parent prepared in accordance with GAAP except for liabilities reflected in the consolidated financial statements contained in the Parent SEC Reports, or liabilities that have arisen in the ordinary course of business consistent with past practices since the last Parent SEC Report.
  No Changes.  Since December 31, 2000, Parent has conducted its business as described and proposed to be conducted in the Parent SEC Report and there has not occurred: (i) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its assets; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock, other than repurchases of stock as a result of termination of employees; (iii) any agreement by Parent to do any of the things described in the preceding clauses (i) through (ii).
  Parent Capital Structure. There has been no material change in the capital structure of Parent since its last Form 10-Q.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees, (i) except to the extent that Parent shall otherwise consent in writing or, (ii) required by this Agreement to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's goodwill and ongoing businesses at the Effective Time. Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld):
    make any expenditures, other than pursuant to existing obligations and other than with respect to trade creditors in the ordinary course, or enter into any commitment or transaction exceeding $10,000 individually or in the aggregate or any commitment or transaction of the type described in Section 2.8 hereof;
    (i) except for in the ordinary course of business, sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
    enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;
    amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;
    commence or settle any litigation;
    declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common or Preferred Stock, or split, combine or reclassify any Company Common or Preferred Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common or Preferred Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common or Preferred Stock (or options, warrants or other rights exercisable therefor) other than in accordance (i) with the agreements evidencing Company Options or restricted stock awards, (ii) the issuance of Company Common Stock upon the exercise of warrants outstanding as of the date hereof, and (iii) the issuance of Company Common Stock upon conversion of Company Preferred Stock.
    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities other than in accordance (i) with the agreements evidencing Company Options or restricted stock awards, (ii) the issuance of Company Common Stock upon the exercise of warrants outstanding as of the date hereof, and (iii) the issuance of Company Common Stock upon conversion of Company Preferred Stock.
    cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Company (except for amendment by the Sixth Amended and Restated Articles of Incorporation of Company);
    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;
    except as allowed pursuant to Section 4.1(b) hereof, sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets which are not Intellectual Property and only in the ordinary course of business and consistent with past practices;
    incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for (i) short-term unsecured borrowing incurred in the ordinary course of business consistent with past practice, and (ii) unsecured borrowings pursuant to existing credit facilities in the ordinary course of business, not in excess of $100,000;
    grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;
    grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except payments made pursuant to standard written agreements outstanding prior to the date hereof or disclosed in the Company Disclosure Schedule;
    except as required to comply with applicable law, and except for the amendments to the Management Plan and the Severance Plan as set forth as Exhibits I and J, respectively, hereto adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers except payments made pursuant to standard written agreements in place prior to the date hereof or disclosed in the Company Disclosure Schedule;
    revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
    pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
    enter into any strategic alliance or joint marketing arrangement or agreement;
    take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common or Preferred Stock;
    hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from the Company; or
    take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(t) hereof, or any other action that would (i) prevent the Company from performing or cause the Company not to perform their respective covenants hereunder or (ii) cause or result in any or their respective representations and warranties contained herein being untrue or incorrect.
  No Solicitation.
    From and after the date hereof and until the earlier of the Effective Time, or the termination of this Agreement pursuant to Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of the Company's officers, directors, employees, contract workers, shareholders, agents, representatives or affiliates to), directly or indirectly take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company's business, properties or technologies, or any material amount of the Company Common or Preferred Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any material part of the Company Common or Preferred Stock or assets of the Company, other than in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE V
ADDITIONAL AGREEMENTS

  Registration Exemption and Shareholder Approval.
    The Company shall cooperate with Parent with respect to meeting the exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933 (the "Reg D Exemption") and qualification or exemption under state securities or "blue sky" laws, with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall:
      promptly provide to Parent all pertinent information concerning the Company, its capital stock and the Shareholders and Company Option holders;
      promptly review and comment on any documents or drafts supplied by Parent;
      promptly take all other actions with respect to the Reg D Exemption and qualification or exemption under state securities or "blue sky" laws as Parent may reasonably request; and
      promptly inform Parent, at any time prior to the Effective Time, of any event or information discovered by the Company that should be set forth in an amendment to the Rule 506 Information Statement.
    The information provided by the Company and Parent in connection with the Reg D Exemption and exemption under state securities or "blue sky" laws, pursued by Parent with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Whenever the Company or Parent obtains any knowledge of any event that causes any of such information provided by the Company or Parent, as the case may be, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the Parent or Company, as the case may be. The Company or Parent, as the case may be, shall promptly inform the Parent or the Company, as the case may be, if it obtains any knowledge of any event or occurrence that should be set forth in an amendment or a supplement to any application or other documents relating to the exemption from registration, and will cooperate in mailing to the Shareholders such amendments or supplements as may be appropriate.
    Each Merger Shareholder and Bridge Note holder shall execute and deliver to Parent an Investment Representation Certificate in the form of Exhibit C attached hereto (the "Investment Representation Certificate").
    Promptly after the date hereof, Company will take all action necessary in accordance with California Law to convene a Company Shareholders' meeting ("Company Shareholders' Meeting") to be held as promptly as practicable or, for the purpose of voting upon the principal terms of the Merger. The Company will use its commercially reasonable efforts to solicit from the Shareholders proxies in favor of approval of the principal terms of the Merger and will take all other action necessary or advisable to secure the vote or consent of the Shareholders required by California Law to obtain such approvals. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with California Law, and all other applicable legal requirements. In lieu of seeking approval of the principal terms of the Merger at the Company Shareholders' Meeting, the Company may solicit the written consent of the Shareholders to the principal terms of the Merger.
    The Company, in consultation with Parent, will prepare the an information statement in compliance with the requirements under the California Corporations Code and Rule 506 under the Securities Act (the "Rule 506 Information Statement"), which shall also include an offering circular prepared by Parent, which shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act, the blue sky laws and all rules and regulations promulgated thereunder (the "Offering Circular," and, collectively with the Rule 506 Information Statement, the "Rule 506 Documents") to be used in connection with obtaining the approval by the Shareholders of this Agreement. The Company shall not distribute the Rule 506 Documents without Parent's approval (which shall not be unreasonably withheld or delayed); provided, that Parent shall in no way be responsible for any of the content of the Rule 506 Documents except for the Offering Circular and content in the Rule 506 Information Statement as it pertains to and is supplied by Parent. Each of the Company and Parent shall ensure that the Rule 506 Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Company or Parent, as the case may be. For these purposes, the Company, may in consultation with Parent, amend or supplement the Rule 506 Information Statement, to the extent necessary, to incorporate all information and disclosures required by Rule 506 promulgated under the Securities Act. Whenever either of the Company or Parent, as the case may be, obtains any knowledge of any event that should be set forth in an amendment or a supplement to the Rule 506 Documents, the Company or Parent, as the case may be, will promptly inform Parent or the Company, as the case may be, and will cooperate in mailing to the Shareholders as requested by Parent such amendment or supplement.
    The Company, acting through its Board of Directors, shall, in accordance with all applicable legal requirements and the Company's charter and bylaws:
      cause the Rule 506 Information Statement and the Offering Circular and any other disclosure documents deemed appropriate by Parent to be mailed to the Shareholders of the Company promptly upon completion thereof;
      recommend approval and adoption of the principal terms of the Merger by the Shareholders of the Company, and include in the Rule 506 Information Statement such recommendation, and take all lawful action to solicit such approval.
  Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees and contract workers of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
  Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the confidentiality letter agreement effective as of May 9, 2001 (the "Confidential Disclosure Agreement") among the Company and Parent.
  Expenses.  In the event the Merger is consummated, Parent agrees to pay up to $100,000 of such reasonable and documented fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by the Company, and a number of shares of Parent Common Stock equal to the quotient obtained by dividing the amount of any Third Party Expenses incurred by the Company in excess of $100,000 by the Trading Price shall be paid out of the Escrow Fund and shall not be limited by the Basket Amount. In the event the Merger is not consummated, all Third Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
  Public Disclosure.  Neither party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written approval of the other party, which consent shall not be unreasonably withheld, provided, however, that Parent may make any public disclosure which counsel advises is required by applicable law or exchange requirements or any listing or trading agreement concerning its publicly-traded securities.
  Consents.  The Company shall obtain the consents, waivers and approvals required in connection with the Merger, including all matters identified in Section 2.4 of the Company Disclosure Schedule or elsewhere in the Company Disclosure Schedule and applicable to Section 2.4, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.
  Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
  Notification of Certain Matters.  The Company and Parent shall use reasonable efforts to give prompt notice to Parent and the Company, as the case may be, of the occurrence or non-occurrence of any material event, the occurrence or non-occurrence of which causes a breach of any representation or warranty of the Company or Parent, as the case may be, contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
  Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
  Registration Statement on Form S-3.  Parent shall use its best efforts to prepare and file with the SEC within forty-five (45) days of Closing, and shall use its reasonable diligent efforts to cause to become effective as soon as practicable thereafter, a Registration Statement on Form S-3 with the SEC covering the resale of the shares of Parent Common Stock issued to holders of Company Preferred Stock, Bridge Notes and beneficiaries of the Amendment to the Management Plan pursuant to the Merger. Any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit D.
  Statement of Expenses.  The Company shall provide Parent with a statement of Estimated Third Party Expenses incurred by the Company three (3) business days prior to the Closing Date (the "Statement of Expenses").
  Termination of Severance Plans.  Except for the Management Plan as amended by the Amendment to the Management Plan and the Severance Plan as amended by the Amendment to Severance Plan, both in the form previously provided to Parent, the Company and its Affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA ("Company Severance Plans") immediately prior to Closing, to the extent permitted under the applicable laws that govern such Company Severance Plan(s). The Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) Company Severance Plan(s) has been terminated, to the extent permitted under the applicable laws, pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date. Parent agrees to assume all obligations of the Company contained in the Management Plan as amended by the amendment in the form set forth in Exhibit I hereto and the Severance Plan as amended by the amendment in the form set forth in Exhibit J hereto.
  Termination of Company 401(k) Plans.  Effective as of the date immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate all plans intended to include a Code Section 401(k) arrangement (the "Company 401(k) Plans"), to the extent permitted under the applicable laws that govern such Company 401(k) Plans (unless Parent provides written notice to the Company that such Company 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company no later than three business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) has been terminated (effective as of the day immediately preceding the Effective Time), to the extent permitted under applicable laws, pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require.
  Statement of Indebtedness.  The Company shall provide Parent with a statement of its Debt as of the Closing Date three (3) business days prior to the Closing Date.
  Credit for Service.  To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent or any of its affiliates, (other than any option plan) employees of the Company who become employees of the Parent or any of its affiliates shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or its affiliates, as the case may be. Any pre-existing condition limitations contained in any employee benefit plan, program or agreement established or maintained by Parent or any its affiliates under which any employee of the Company otherwise becomes eligible to receive benefits and who would be deemed under such plan, program or arrangement to have a disqualifying pre-existing condition, will be waived, to the extent such condition was covered by an "employee welfare benefit plan", as such term is defined under Section 3(1) of ERISA, immediately prior to the Effective Time. Employees of the Company shall be given credit under the applicable plan of Parent or any of its affiliates for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.
  Indemnification of Directors and Officers.
    For a period of three years from the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor all rights to indemnification existing in favor of the current directors and officers of the Company, as provided in the Company's Articles of Incorporation and Bylaws (as in effect of the date of this Agreement).
    All expenses, including attorneys' fees, which may be incurred by any Party in connection with any action to enforce the indemnity and other obligations provided for in this Section 5.16 shall be paid by the prevailing party in such action. The officers and directors of the Company shall execute and deliver to Parent a letter acknowledging and agreeing to the foregoing as a condition to any obligation of Parent or the Surviving Corporation under this Section 5.16 of the transactions contemplated by this Agreement.
    This Section 5.16 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and offices of the Company, and shall be binding on all successors and assigns of Parent and the Company.
  Option Covenant.  Company shall distribute the 506 Information Statement to all holders of options to purchase Company Capital Stock with a letter disclosing the treatment of such options in the Merger and shall take all actions necessary, including obtaining the consent of the individual option holders, to the treatment of the Plan and each outstanding option to purchase Common Stock issued thereunder pursuant to Section 1.6(b) hereof.
  The Management Plan.  Company shall amend and restate, in accordance with its terms, the Management Plan in the form attached as Exhibit I hereto.
  The Severance Plan.  Company shall amend and restate, in accordance with its terms, the Severance Plan in the form attached as Exhibit J hereto.
  S-8 Registration.  Not later than forty-five (45) days after the Closing Date, Parent agrees to file with the Securities and Exchange Commission a registration statement on Form S-8 registering the shares of Parent Common Stock issuable under the Amendment to the Management Plan and the Amendment to Severance Plan.

ARTICLE VI
CONDITIONS TO THE MERGER

  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction or waiver by Company and Parent at or prior to the Effective Time of the following conditions:
    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.
    Votes. This Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the Company's shareholders by written consent or at a duly called meeting of Company's shareholders.
    Cutback Certificate. Company shall have prepared and delivered to Parent a certificate specifying the individual amounts of the "Cutback Shares" (if any) (as defined under the Amendment to the Management Plan) for each individual under the Management Plan, as amended, calculated as specified therein and Parent shall have acknowledged and agreed (which acknowledgement and agreement shall not be unreasonably withheld) that such numbers of Cutback Shares have been properly calculated.
  Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
    Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Material Adverse Effect, (ii) for changes contemplated or expressly permitted by, or caused by the performance by the Company of its obligations under, this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to be true and correct as of such particular date does not constitute a Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded).
    Governmental Approval. Approvals from any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.
    Litigation. There shall be no material action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
    Third Party Consents. Parent shall have received all consents, waivers, approvals, and assignments listed in Schedule 6.2(d) to this Agreement.
    Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.
    Non-Competition Agreements; Non-Solicitation Agreements; Warrant and Warrant and Promissory Note Cancellation Agreements; Amendment to the Management Plan; Indemnification Agreements.
      Company's current Vice President of Research and Development, D.C. Yu and Director of Process and Development, Rukmini Pennathur-Das, shall have each executed and delivered to Parent a Non-Solicitation Agreement in the form attached hereto as Exhibit B-2 and Company's current Chief Executive Officer, Daniel R. Henderson, shall have executed and delivered to Parent the Non-Competition Agreement in the form attached hereto as Exhibit B-1, and all of such Non-Competition and Non-Solicitation Agreements shall be in full force and effect.
      Each holder of Bridge Warrants and Bridge Notes shall have executed and delivered to Parent a Warrant and Promissory Note Cancellation Agreement in the form attached hereto as Exhibit G and all of such Warrant and Promissory Note Cancellation Agreements shall be in full force and effect.
      Each holder of Company Warrants that is not also a holder of Bridge Notes, including The Kriegsman Group, shall have executed and delivered to Parent a Warrant Cancellation Agreement in the form attached hereto as Exhibit H and all of such Warrant Cancellation Agreements shall be in full force and effect.
      Each beneficiary under the Management Plan and the Severance Plan shall have executed and delivered to Parent an Amendment to the Management Plan in the form attached hereto as Exhibit I an Amendment to Severance Plan in the form attached hereto as Exhibit J and an Investment Representation Certificate and such Amendments to Management Plan and Amendments to Severance Plan shall be in full force and effect.
      Each beneficiary under the Management Plan and each Bridge Note holder shall have executed and delivered to Parent an Indemnification Agreement in the form attached hereto as Exhibit K and all of such Indemnification Agreements shall be in full force and effect.
    Company Indebtedness. The Debt of the Company, excluding any secured promissory notes issued by Company to Parent, as of the Closing Date shall not exceed $3,000,000.
    Performance of Covenants. All covenants and obligations under this Agreement to be performed by the Company on or before the Closing have been so performed in all material respects.
    Certificate of the Company. Parent shall have received a Certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(g), 6.2(h) and 6.2(j).
    Shareholder Approval. The principal terms of this Agreement, shall have been approved and adopted by the requisite vote or written consent of the Shareholders and any ten-day period between the date of any such written consent of the Shareholders that may be required by Section 603(b) of the California Law shall have terminated.
    Issuance of Parent Common Stock. Prior to the issuance of the Parent Common Stock in the Merger each Merger Shareholder and each Bridge Note holder shall have executed and delivered to Parent an Investment Representation Certificate,
      the Rule 506 Documents shall have been mailed to the Shareholders of the Company in accordance with Section 5.1, and
      Parent shall reasonably be satisfied that there are no more than a total of 35 Merger Shareholders, Bridge Note holders and beneficiaries of the Management Plan who are not "accredited investors," and that each Merger Shareholder, Bridge Note holder and beneficiary of the Management Plan or who is not an "accredited investor" shall, either alone or through appropriate representation by a "purchaser representative" (as such terms used in the Securities Act and the rules promulgated thereunder), have such knowledge and experience in financial and business matters that such Merger Shareholder, Bridge Note holder or beneficiary of the Management Plan is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock; provided that the execution and delivery of the Investment Representation Certificate, with reasonably acceptable answers thereon, shall be deemed to satisfy this condition; but provided further, that notwithstanding the above, in the event Parent has a reasonable belief that any relevant representation is materially untrue or contains a material misstatement of fact, Parent may demand additional reasonable evidence from such Merger Shareholder, Bridge Note holder or beneficiary of the Management Plan as to such Merger Shareholder's, Bridge Note holder's or Management Plan beneficiary's investor status.
    Dissenters. The holders of no more than 10% of any class of Company Capital Stock shall have elected to exercise their rights to dissent from the Merger.
    Articles. The Sixth Amended and Restated Articles of Incorporation shall have been filed with the California Secretary of State and shall continue to be in full force and effect as of the Closing Date.
    Management Plan and Severance Plan. Company shall have amended and restated the Management Plan and the Severance Plan pursuant to their terms in the forms attached as Exhibit I and Exhibit J hereto, respectively, and such amended plans shall be in full force and effect.
  Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date as though such representations and warranties had been made on and as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
    Representations, Warranties and Covenants. The representations and warranties of Parent and Sub contained in this Agreement shall have been true and correct as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Parent Material Adverse Effect, (ii) for changes contemplated by or expressly permitted by, or caused by the performance by the Company of its obligations under, this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date does not constitute a Parent Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded).
    Performance of Covenants. All covenants and obligations under this Agreement to be performed by Parent and Merger Sub on or before the Closing have been so performed in all material respects.
    Certificate of Parent. Company shall have received a Certificate executed on behalf of Parent by the Chief Operating Officer or Chief Executive Officer to the effect that, as of the Closing, the conditions set forth in Sections 6.3(a) and 6.3(b).
    Declaration of Registration Rights. Parent shall have executed the Declaration of Registration Rights in the form attached hereto as Exhibit D and such declaration shall be in full force and effect.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

  Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement, or in any Stock Certificate or other instrument delivered pursuant to this Agreement, shall terminate on the first anniversary of the Effective Time; provided, however, that the representations and warranties of the Company contained in Section 2.9 hereof shall survive until the expiration of the applicable statute of limitations. The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any Stock Certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.
  Indemnification.  The Merger Shareholders jointly and severally agree, from and after the Closing, to indemnify and hold Parent and its officers, directors and affiliates, including the Surviving Corporation (the "Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively "Losses") incurred or suffered by the Indemnified Parties, or any of them (including the Surviving Corporation) directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any Stock Certificate or instrument delivered pursuant to this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the failure of Estimated Third Party Expenses to equal or exceed Third Party Expenses, (iv) any Debt in excess of $2,645,000 as of the Closing Date, (v) any obligation under the Severance Plan or Amendment to Severance Plan becoming due, and (vi) the exercise of dissenters' rights in accordance with Chapter 13 of California Law (only in the event that holders of an aggregate of at least 10% of any class of Company Capital Stock shall have exercised their rights to dissent from the Merger, in accordance with Chapter 13 of the California Law (and have not withdrawn or lost such right to dissent)) by any additional holders of such class of Company Capital Stock. The Merger Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party after the Effective Time.
  Escrow Arrangements.
    Escrow Fund. As partial security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement, the Merger Shareholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of any Merger Shareholder. The General Escrow Amount shall be increased by a percentage of the aggregate number of shares of Parent Common Stock to be issued in the Merger to the Merger Shareholders equal to the quotient obtained by dividing (1) the quotient, obtained by dividing (x) the amount of Company's Debt on the Closing Date in excess of $2,645,000 by (y) the Trading Price, by (2) the aggregate number of shares of Parent Common Stock to be issued to Merger Shareholders in the Merger. The General Escrow Amount in the Escrow Fund shall be available to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Losses suffered or incurred by them pursuant to Section 7.2 and the Dissenters Rights Escrow Amount shall be available to compensate the Indemnified Parties only for Losses suffered or incurred by them pursuant to Section 7.2(vi); provided, however, that if the Escrow Period (as defined below) has terminated, and a claim for Losses is made with respect to (i) fraudulent breaches by the Company of its representations, warranties or covenants, or (ii) breaches by the Company of the representations and warranties in Section 2.9 hereof, then, subject to Section 7.5, the claim shall be made directly against the Merger Shareholders. Within three days after the Closing, the Escrow Amount, without any act of the Merger Shareholders, will be deposited with Chase Manhattan Bank and Trust Company, National Association, as Escrow Agent hereunder, or another institution acceptable to Parent and the Shareholder Representative (as defined in Section 7.4 hereof), such deposit of the Escrow Amount shall constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Nothing in this Section 7.3 shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close. Parent may not receive any proceeds from the Escrow Fund unless and until Losses which have actually been incurred by the Indemnified Parties and which would be indemnifiable under Section 7.2 hereof but for the provisions of this Section 7.3(a) in excess of $50,000 in the aggregate (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in Section 7.3(d) hereof, in which case Parent shall be entitled to recover all Losses so incurred in excess of the Basket Amount. Notwithstanding the foregoing, Parent shall be entitled to receive payments out of the Escrow Fund for, and the Basket Amount shall not apply to any and all claims or payments made with respect to the matters referred to in Section 7.2(iii), 7.2(iv), 7.2(v) and 7.2(vi).
    Escrow Period; Distribution upon Termination of Escrow Periods.
      Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the one year anniversary of the Effective Time (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the end of the Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Merger Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "Remaining Portion").
      Notwithstanding the foregoing, subject to the following requirements, on the thirty-fifth day following the Effective Time, the Dissenters Rights Escrow Amount shall be released from the Escrow Fund and delivered to the Merger Shareholders as set forth below; provided, however, that any amount of the Dissenters Rights Escrow Amount which, in the reasonable judgment of Parent, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy any then pending and unsatisfied claims pursuant to Section 7.2(vi) specified in any Officer's Certificate delivered to the Escrow Agent prior to the end of such thirty-five day period shall not be released from the Escrow Fund until such claims have been resolved. As soon as any such claim has been resolved, the Escrow Agent shall deliver to the Merger Shareholders the remaining portion of the Dissenters Rights Escrow Amount in the Escrow Fund, if any, not required to satisfy any such unresolved claims.
      Deliveries out of the Escrow Fund to the Merger Shareholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the Escrow Amount.
    Protection of Escrow Fund; Distribution of Interest from Escrow Fund.
      The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.
      Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
      Each Merger Shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Merger Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).
    Claims for Indemnification.
      If the Escrow Agent receives at any time on or before the last day of the Escrow Period an Officer's Certificate (as defined below), subject to the provisions of Section 7.3(a) or Section 7.3(e) hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock held in the Escrow Fund equal to Losses specified in the Officer's Certificate. For purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of Parent: (a) stating that Parent has paid, incurred or properly accrued Losses that are indemnifiable under Section 7.2, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, and the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter to which such item is related and the facts underlying such claim.
      For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.2 hereof, the shares of Parent Common Stock shall be valued at the Trading Price (as adjusted for any stock split, reverse stock split, stock dividend (including any dividend or general distribution of securities convertible into or exchangeable for Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof).
    Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent out of the Escrow Fund pursuant to Section 7.3(d) hereof unless and until the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof; provided, however, that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.
    Resolution of Conflicts; Arbitration.
      In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer's Certificate to the Shareholder Representative, the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Shareholder Representative and Parent and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.
      If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both the Shareholder Representative and Parent agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Shareholder Representative and Parent an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).
      Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association (the "Arbitration Expenses"). The expenses that the Shareholder Representative incurs in the course of the arbitration pursuant to this Section 7.3(f) and the Shareholder Representative's portion of the Arbitration Expenses shall be deducted from any amounts held in the Escrow Fund.
    Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall as promptly as possible notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Merger Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that Parent shall first consult with the Shareholder Representative regarding such settlement and, except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, unless Parent shall agree otherwise, the Merger Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.
    Escrow Agent's Duties.
      The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and by the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
      The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law and arbitrator's decision, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or arbitrator. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
      The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
      The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
      In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Escrow Agent may rely on the signatures contained herein as the specimen signatures of the parties, until changed in writing by a certificate to the Escrow Agent from the party so changing.
      If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amount held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which Parent agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
      Parent shall indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.
      The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Stockholder Representative and Parent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
    Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
    Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
    Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
  Shareholder Representative.
    In the event that the Merger is approved by the Shareholders, effective upon such approval, and without any further act of any Shareholder, the Shareholder Representative shall be appointed as for and on behalf of the Merger Shareholders, to give and receive notices and communications, to authorize payment to any Indemnified Party of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Merger Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Merger Shareholders.
    The Shareholder Representative shall not be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Merger Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.
    A decision, act, consent or instruction of the Shareholder Representative with respect to the matters contemplated by this Section 7 hereof and, pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Merger Shareholders and shall be final, binding and conclusive upon the Merger Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Merger Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
    Subject to Parent's prior claims for indemnification against the Escrow Fund, the Shareholder Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Merger Shareholders.
  Maximum Payments; Remedy.  Notwithstanding anything to the contrary set forth in this Article VII or elsewhere in this Agreement, the indemnity set forth in Section 7.2 hereof and the Escrow Fund provided for in Section 7.3 shall apply only as set forth therein and, except as provided below, resort to the Escrow Fund shall be the exclusive right and remedy of Parent and the other Indemnified Parties for such breaches or otherwise under or in connection with this Agreement once Closing occurs. Such limitation shall not apply with respect to fraudulent breaches or conduct by the Company and breaches by Company of its representations and warranties in Section 2.9 hereof. In the case of fraudulent breaches or conduct by the Company, the maximum liability of each of the Merger Shareholders to the Indemnitees shall be limited to the value of 100% of the shares of Parent Common Stock issued to such Merger Shareholder in the Merger, valued at the Trading Price, which liability shall be satisfied in cash.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

  Termination.  Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
    by mutual written consent of the Company and Parent;
    by Parent or the Company if the Effective Time shall not have occurred by August 31, 2001;
    by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;
    by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
    by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
    by Parent or Company if the Shareholders shall have taken a final vote on the principal terms of the Merger, and the principal terms of the Merger shall not have been approved by the Shareholders.
  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
  Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 8.3, the Merger Shareholders agree that any amendment of this Agreement after the Effective Time signed by the Shareholder Representative shall be binding upon and effective against the Merger Shareholders whether or not they have signed such amendment.
  Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Merger Shareholders agree that any extension or waiver after the Effective Time signed by the Shareholder Representative shall be binding upon and effective against all Merger Shareholders whether or not they have signed such extension or waiver.

ARTICLE IX
GENERAL PROVISIONS

  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

        if to Parent, to:

        Cell Genesys, Inc.
        342 Lakeside Drive
        Foster City, California 94404
        Attention: Chief Financial Officer
        Facsimile No.: (650) 358-0803

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        Spear Street Tower
        One Market Street, Suite 3300
        San Francisco, California 94105
        Attention: Michael J. Kennedy, Esq.
        Facsimile No.: (415) 947-2099

        if to the Company or the Shareholder Representative, to:

        Calydon, Inc.
        1324 Chesapeake Terrace
        Sunnyvale, California
        94089-1100
        Attention: Daniel Henderson
        Facsimile No.: (408) 734-2808

        with a copy to:

        Cooley Godward LLP
        Five Palo Alto Square
        3000 El Camino Real
        Palo Alto, California
        94306-2155
        Attention: James C. Kitch, Esq. and Brett D. White, Esq.
        Facsimile No.: (650) 849-7400

        If to the Escrow Agent, to:

        Chase Manhattan Bank and Trust Company,
        National Association
        101 California Street, Suite 3800
        San Francisco, CA 94111-5830
        Attention: Hank Helley
        Facsimile No.: (415) 954-2371

        If to the Shareholder Representative, to:

        Kenneth Socha
        c/o Perseus Capital LLC
        2099 Pennsylvania Avenue, NW 9th Floor
        Washington, DC 20006

  Interpretation.  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
  Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the Company Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except as set forth in Section 9.11, are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (other than its obligations under Section 5.10) to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.
  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or bylaw or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
  Attorneys' Fees.  If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
  Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than (i) the parties, (ii) the Merger Shareholders with respect to the right to receive consideration in the Merger as specified herein and with respect to Section 5.10 hereof, (iii) those persons referred to in the last sentence of Section 5.13, with respect to the last sentence of Section 5.13 and (iv) those persons referred to in Section 5.16 with respect to Section 5.16.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

CELL GENESYS, INC.	SATELLITE ACQUISITION CORPORATION
By: _______________________	By: _______________________
Name: _____________________	Name: _____________________
Title: _____________________	Title: _____________________

CALYDON, INC. COMPANY, NATIONAL ASSOCIATION	CHASE MANHATTAN BANK AND TRUST
By: _______________________	By: _______________________
Name: _____________________	Name: _____________________
Title: _____________________	Title: _____________________

SHAREHOLDERS' REPRESENTATIVE:

By: ______________________________

Name: ____________________________

Title: ___________________________

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B-1

FORM OF NON-COMPETITION AGREEMENT

EXHIBIT B-2

FORM OF NON-SOLICITATION AGREEMENT

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION CERTIFICATE

EXHIBIT D

FORM OF INVESTOR REPRESENTATIONS CERTIFICATE

EXHIBIT E

SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

EXHIBIT F

SURVIVING CORPORATION ARTICLES OF INCORPORATION

EXHIBIT G

FORM OF WARRANT AND PROMISSORY NOTE CANCELLATION AGREEMENT

EXHIBIT H

FORM OF WARRANT CANCELLATION AGREEMENT

EXHIBIT I

FORM OF AMENDMENT TO THE MANAGEMENT PLAN

EXHIBIT J

FORM OF AMENDMENT TO SEVERANCE PLAN

 EXHIBIT K

FORM OF INDEMNIFICATION AGREEMENT

Schedule 6.2(d)

Consents, Waivers, Approvals and Assignments

Perseus Capital L.L.C. consent to Merger

Consents, waivers and approvals identified in Section 2.4 of the Company Disclosure Schedule or elsewhere in the Company Disclosure Schedule and applicable to Section 2.4.